Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (this “Agreement”) is entered into this 11th day of May 2005 (the “Effective Date”), by and between Lance, Inc., a North Carolina corporation (the “Company”), and David V. Singer (the “Executive”).

Statement of Purpose

     The Company desires to employ the Executive, and the Executive desires to accept employment, on the terms and conditions set forth in this Agreement, as well as in the Compensation and Benefits Assurance Agreement and the RSU Agreement, which are also being executed as of the Effective Date.

     In consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Definitions. Capitalized terms used in this Agreement that (i) are not expressly defined herein and (ii) are defined in the Compensation and Benefits Assurance Agreement shall have the respective meanings given to those terms in the Compensation and Benefits Assurance Agreement. In addition, as used herein, the following terms shall have the following meanings:

(a)	“Cause” means:

(i)	A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness, but including a breach of fiduciary duty owed to the Company or its shareholders) that is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Board of Directors of the Company (“the Board”);

(ii)	The Executive’s commission of a crime involving moral turpitude, fraud, theft or financial dishonesty that is materially detrimental to the Company or its good will or that materially causes harm to the Company’s relationships with its customers, suppliers or employees;

(iii)	The Executive’s habitual and intemperate use of alcohol or illegal drugs (including the abuse of prescribed medication) to the extent that the same, after affording the Executive any required reasonable accommodation, materially interferes with the Executive’s ability to competently, diligently and substantially perform the essential duties of his employment;

“Cause” must be determined by the Board in the exercise of good faith and reasonable judgment, and be evidenced by a written resolution adopted prior to any termination of the Executive’s employment specifying the conduct of the Executive giving rise to a determination of Cause.

(b)	“Compensation and Benefits Assurance Agreement” means that certain Compensation and Benefits Assurance Agreement between the Executive and the Company entered into as of the Effective Date.

(c)	“Effective Date” means the date of this Agreement.

(d)	“RSU Agreement” means that certain Restricted Stock Unit Award Agreement between the Executive and the Company entered into as of the Effective Date.

(e)	“Termination Date” means the date of the termination of Executive’s employment with the Company for any reason.

     2. Employment Term. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment, commencing on the Effective Date and ending on the later of the third anniversary of the Effective Date or on the last day of the Extension Period, unless sooner terminated pursuant to Paragraph 6 hereof (the “Employment Term”). The Employment Term shall automatically be extended for an additional one-year period and then again on each succeeding anniversary thereof (“the Extension Period”) unless the Company or the Executive provides notice in writing to the other party of that party’s intention not to extend the Employment Term, delivered at least ninety (90) days prior to the end of the Employment Term.

     3. Position. The Executive will be employed in the position of President and Chief Executive Officer and will perform such services for the Company and its Affiliates as are customarily associated with such positions and as may reasonably otherwise be assigned to the Executive from time to time by the Board (or any authorized committee of the Board). The Executive will devote his full business time, attention, knowledge and skills to the affairs of the Company and to his duties hereunder, and will perform such duties diligently and to the best of his ability. Provided, however, that nothing herein will restrict the Executive’s ability to engage in charitable, nonprofit, civic, board (provided that without the prior consent of the Board, the Executive shall not be permitted to serve on the board of more than one public company in addition to the Board of the Company), consulting or community activities that do not unreasonably interfere with the discharge of his responsibilities hereunder.

     4. Compensation and Benefits; Withholding. The Company will provide to the Executive the compensation and benefits set forth on Schedule 1 attached hereto. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes required to be withheld pursuant to any applicable law.

     5. Reimbursement of Expenses. The Company will reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with the performance of his duties hereunder, in accordance with and subject to the Company’s reimbursement policies in effect from time to time and the Company’s receipt of evidence of such expenses reasonably satisfactory to the Company.

     6. Termination. This Agreement is subject to termination and the Employment Term will end as follows:

          (a) Death. Immediately upon the Executive’s death.

          (b) Disability. By the Company effective upon written notice to the Executive in the event of the Executive’s Disability. As used herein, “Disability” means the inability of the Executive, due to a mental or physical impairment, to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days. Prior to furnishing notice of termination for Disability, the Company shall exercise its best efforts to provide the Executive reasonable accommodation for any such impairment, as required by the Americans With Disabilities Act, and shall, if requested by the Executive, exercise its best efforts to assist the Executive in obtaining benefits under any short-term or long-term disability plan sponsored by the Company and/or its insurers.

          (c) For Cause. By the Company effective upon written notice to the Executive for Cause, as set forth in Paragraph 1(a) above.

          (d) Without Cause. By the Company effective immediately upon written notice to the Executive at any time for any reason other than for Cause or the Executive’s Disability (including notice by the Company of an intention not to extend the Employment Term pursuant to Paragraph 2 hereof).

          (e) Resignation. By the Executive effective upon 30 days written notice to the Company at any time for any reason.

     7. Effect of Termination.

          (a) Compensation and Benefits Assurance Agreement and RSU Agreement. Contemporaneously herewith, the Company and the Executive have entered into the Compensation and Benefits Assurance Agreement which provides certain “Severance Benefits” in connection with a “Qualifying Termination” of employment following a “Change in Control” (as those terms are defined therein). Notwithstanding anything to the contrary contained herein, in no event shall any payments or benefits be made to or provided the Executive under the terms of this Executive Employment Agreement if Severance Benefits are payable under the Compensation and Benefits Assurance Agreement. In addition, contemporaneously herewith, the Company and the Executive have entered into the RSU Agreement. Notwithstanding anything to the contrary contained herein, the effect of the Executive’s termination of employment on the award of restricted stock units under the RSU Agreement shall be determined exclusively under the terms and provisions of the RSU Agreement.

          (b) Certain Involuntary Terminations of Employment. If the Executive’s employment hereunder is terminated by the Company (rather than voluntarily by the Executive)

prior to a Change in Control for any reason other than Cause, death or Disability (including a termination by the Company as a result of a notice by the Company of its decision not to extend the Employment Term as provided by Paragraph 2 hereof) , the Company agrees to pay to or provide the Executive with the following:

(i)	A single cash payment in an amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through the Termination Date, to be paid on or as soon as administratively practicable after the Termination Date.

(ii)	A single cash payment in an amount equal to the product of (a) a fraction represented by the number of days that the Executive was employed during the year in which the Termination Date occurs divided by 365 and (b) the bonus to which the Executive would have been entitled under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto) had he remained employed through the end of the plan year in which the Termination Date occurs, which payment shall be made based upon the same performance measurement and made at the same time as the payments are determined and made to the Company’s other executives under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for incentive plan year during which the Termination Date occurs.

(iii)	An amount equal to the sum of two (2) times the Executive’s annual Base Salary in effect on the Termination Date plus two (2) times the Executive’s target bonus under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto) in effect on the Termination Date, said amount to be divided into equal installments and payable over a term of two years pursuant to the Company’s normal payroll policies and schedule.

(iv)	At the exact same cost to the Executive, and at the same coverage level as in effect as of the Termination Date (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health and dental plan coverage for twenty-four (24) months from the Termination Date. The applicable COBRA health benefit continuation period shall begin coincident with the beginning of the twenty-four (24) month benefit continuation period.

Provided, however, the provision of these benefits shall be discontinued prior to the end of the twenty-four (24) month continuation period to the extent that the Executive becomes covered under the health and dental plan of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents and provides substantially the same coverage as the plan sponsored by the Company. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company if the Executive becomes covered under any such health plan of a subsequent employer. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(v)	With respect to each outstanding performance cycle under the Long Term Incentive Plan for Officers as of the Termination Date, a pro-rata payout based on (i) the actual results for the performance cycle as determined by the Company for other executives and (ii) the number of days in the performance cycle preceding the Termination Date, to be paid at the same time as the payments are determined and made to the Company’s other executives under such plan.

(vi)	All unvested stock options shall become immediately vested and exercisable. Notwithstanding the provisions of any stock plan or award agreement to the contrary, as to any vested stock options held by the Executive as of the Termination Date (including such options as become vested pursuant to the provisions hereof), the Executive shall have an exercise period of one year following the Termination Date, or such greater period as provided by the applicable stock option plan or award agreement, but in no event exceeding the original expiration date of the stock options.

(vii)	To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts, benefits or perquisites required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company or its Affiliates through the Termination Date.

          (c) Termination as a result of Death or Disability. If the Executive’s employment is terminated as a result of death or Disability, the Company agrees to pay to or provide the Executive and/or his estate with the benefits provided in Sub-Paragraphs 7(b)(i), (ii), (v), (vi) and (vii) above.

          (d) Termination for Cause. If the Executive’s employment is terminated by the Company as a result of Cause, the Company agrees to pay to or provide the Executive with the benefits provided in Sub-Paragraphs 7(b)(i) and (vii) above. As of the Termination Date, all unvested equity or cash-based long-term incentive awards shall be forfeited, and any vested stock options shall cease to be exercisable.

          (e) Termination due to resignation. If the Executive’s employment is terminated as a result of the Executive’s voluntary resignation (including a termination by the Executive as a result of a notice by the Executive of his decision not to extend this Agreement), the Company agrees to pay to and provide the Executive with the benefits provided in Sub-Paragraphs 7(b)(i) and (vii) above. As of the Termination Date, all unvested equity or cash-based long-term incentive awards shall be forfeited, and any vested stock options shall remain exercisable for such period as specified in the applicable stock plan or award agreement.

     8. Representations, Warranties and Agreements of the Executive.

          (a) Authority. The Executive represents and warrants to the Company that the Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could materially impair the Executive’s ability to perform the duties and obligations required of the Executive hereunder.

          (b) Conduct. The Executive agrees to abide by the Company’s generally applicable rules of conduct for its executives and to refrain from intentionally or willfully taking any action or making any statements with the purpose of disparaging the goodwill or reputation of the Company or its Affiliates.

          (c) Confidential Information.

               (i) The Executive acknowledges that as a result of his employment with the Company the Executive will receive access to confidential information of the Company and its Affiliates, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors and executives of the Company and its Affiliates; price lists and pricing policies; financial statements and information; budgets and projections; business plans; production costs; market research; marketing, sales and distribution strategies; manufacturing techniques; processes and business methods; technical information; pending projects and proposals; new business plans and initiatives; research and development projects; inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property; devices; samples; plans, drawings and specifications; photographs and digital images; computer software and programming; all other confidential information and materials relating to the businesses of the Company and its Affiliates; and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company or its Affiliates containing or based in whole or in part on any of the foregoing (all of the foregoing, whether communicated in verbal, written, graphic, electronic or any other form, whether or not conceived, developed or prepared in whole or in part by the Executive and whether received by the Executive before or after the date hereof, collectively, “Confidential Information”).

               (ii) The Executive acknowledges that the Confidential Information is owned or licensed by the Company or its Affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. The Executive hereby relinquishes, and agrees that he will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

               (iii) The Executive agrees that the Executive will maintain the confidentiality of the Confidential Information at all times during and after the Executive’s employment with the Company and will not, at any time, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other Person, reveal or disclose any Confidential Information to any Person other than authorized representatives of the Company, or remove or aid in the removal from the Company’s or its Affiliates’ premises of any Confidential Information, except (A) in the performance of the Executive’s duties in the furtherance of the business of the Company or (B) with the prior written consent of an authorized officer of the Company. The covenants in this Paragraph 8(c)(iii) will not apply to information that (x) is or becomes available to the general public through no breach of this Agreement by the Executive or breach by any other Person of a duty of confidentiality to the Company or its Affiliates or (y) the Executive is required to disclose by applicable law or court order; provided, however, that the Executive will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure.

               (iv) At the Termination Date, the Executive will turn over and return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company or its Affiliates in or under his possession or control.

          (d) Ownership of Intellectual Property.

               (i) The Executive will immediately and fully disclose in writing to the Company all inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property conceived or developed in whole or in part by the Executive, or in which the Executive may have aided in its conception or development, while employed by the Company (collectively, “Intellectual Property”).

               (ii) The Executive does hereby, and will from time to time immediately upon the conception or development of any Intellectual Property, assign to the Company all of the Executive’s right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within the definition of “work made for hire,” as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company. If any Intellectual Property does not fall within such definition of “work made for hire,” then the Executive’s right, title and interest in and to such Intellectual Property will be assigned to the Company pursuant to the first sentence of this Paragraph 8(d)(ii). The Executive will execute and deliver any assignment instruments and do all other things reasonably requested by the Company (both during and after the Executive’s employment with the Company) in order to more fully vest in the Company sole and exclusive right, title and interest in and to all Intellectual Property.

               (iii) The obligations of the Executive under Paragraph 8(d)(ii) shall not apply to a particular circumstance to the extent such obligations are unenforceable in such circumstance pursuant to the provisions of Section 66-57.1 of the North Carolina General

Statutes (as amended from time to time), provided that the obligations of the Executive under Paragraph 8(d)(ii) shall continue to be binding upon the Executive in all other circumstances. The Executive will bear the burden of proof in establishing the applicability of such statute to a particular circumstance.

          (e) Non-Competition and Non-Solicitation.

          (i) As used in this Agreement, the following terms have the meanings given to such terms below:

               (A) “Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with such Person, where “control” means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise.

               (B) “Business” means (i) the manufacture, distribution and/or sale of snack food products and (ii) the business(es) in which the Company or its Affiliates are or were actively engaged at the time of, or during the 12-month period prior to, the Termination Date and which business(es), at the request of the Executive within a reasonable period following the Termination Date, are identified by the Company in writing to the Executive.

               (C) “Customer” means any Person who is or was a customer or client of the Company or its Affiliates (i) at the time of, or during the 12-month period prior to, the Termination Date (ii) at the time of, or during the 12-month period prior to, the Termination Date and with whom the Executive had dealings in the course of his employment with the Company.

               (D) “Company Executive” means any Person who is or was an executive of the Company or its Affiliates at the time of, or during the 12-month period prior to, the Termination Date.

               (E) “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental body or other entity.

               (F) “Products and Services” means (i) snack food products; and (ii) the products and/or services actively marketed by the Company or its Affiliates at the time of, or during the 12-month period prior to, the Termination Date, and which products and/or services, at the request of the Executive within a reasonable period following the Termination Date, are identified by the Company in writing to the Executive.

               (G) “Representative” of a Person means (i) a shareholder, director, officer, member, manager, partner, joint venturer, owner, executive, agent, representative, employee, independent contractor, consultant, advisor, licensor or licensee of, for, to or with such Person, (ii) an investor in such Person or a lender (irrespective of whether interest is charged) to such Person or (iii) any Person acting for, on behalf of or together with such Person.

               (H) “Restricted Period” means the period commencing on the Termination Date and ending on the second anniversary of such date.

               (I) “Territory” means: (i) all states in the United States east of the Rocky Mountains, (ii) any state in the United States in which the Company or its Affiliates does or did business at the time of, or during the 12-month period prior to, the Termination Date, (iii) the United States of America, (iv) any province in Canada in which the Company or its Affiliates does or did business at the time of, or during the 12-month period prior to, the Termination Date, (v) the United Kingdom, (vi) Ireland, and (vii) any other country in which the Company or its Affiliates does or did business at the time of, or during the 12-month period prior to, the Termination Date.

          (ii) The Executive agrees not to engage in any activities competitive with the Company or its Affiliates at any time during the Executive’s employment with the Company, including any activities similar to those described in Subparagraphs (A) through (F) below, except in furtherance of the Company’s business. Furthermore, the Executive agrees that, except as otherwise approved in writing by the Company, during the Restricted Period, the Executive will not, directly or indirectly:

               (A) engage in the Business in the Territory or market, sell or provide Products and Services in the Territory;

               (B) solicit any Customer for purposes of marketing, selling or providing Products and Services to such Customer;

               (C) accept as a customer any Customer for purposes of marketing, selling or providing Products and Services to such Customer;

               (D) induce or attempt to induce any Company Executive to terminate his or her employment with the Company or its Affiliates;

               (E) interfere with the business relationship between a Customer, Company Executive or supplier and the Company or its Affiliates; or

               (F) be or become a Representative of any Person who engages in any of the foregoing activities (provided, however, that with respect to this Subparagraph (F), the Executive may become employed by or associated with a Person who sells competitive Products and Services if and only if the Executive’s job duties and responsibilities involve product and service lines which are not competitive with the Products and Services of the Company);

provided, however, that the foregoing will not restrict the ability of the Executive to purchase or otherwise acquire up to one percent of any class of securities of any Person (but without otherwise participating in the activities of such Person) if such securities have been registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934.

               (f) Reasonableness of Restrictions. The Executive agrees that the covenants in this Paragraph 8 are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by the Company and its Affiliates and the substantial knowledge and goodwill the Executive will acquire with respect to the business of the Company and its Affiliates as a result of his employment with the Company. Notwithstanding the foregoing, in the event that any provision of this Paragraph 8 is determined by a court to be invalid or unenforceable, such court may, and is hereby authorized to, reduce or limit the terms of such provision to allow it to be enforced. Without limiting the foregoing, in the event that the absence of a time limitation in Paragraph 8(c) is determined by a court to be unreasonable, such court may, and is hereby authorized to, impose the maximum limitation as it deems reasonable.

          (g) Injunctive Relief; Expenses. The Executive acknowledges that the Company and its Affiliates may suffer irreparable harm in the event that the Executive breaches any of the Executive’s obligations under this Paragraph 8 and that monetary damages may be inadequate to compensate the Company and its Affiliates for such breach. Accordingly, the Executive agrees that, in the event of a breach by the Executive of any of the Executive’s obligations under this Paragraph 8, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief in order to prevent or to restrain any such breach.

          9. Miscellaneous.

          (a) Further Assurances. The Executive agrees to furnish upon request to the Company such further information, to execute and deliver to the Company such other documents, and to do such other acts and things, all as the Company may reasonably request at any time for the purpose of carrying out the intent of this Agreement.

          (b) Litigation Support. During the Employment Term and for a period of twenty-four months following the Termination Date, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, “Proceeding”), the Executive will reasonably cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be reasonably necessary in connection therewith. The Company agrees reasonably to accommodate the Executive’s schedule and to reimburse the Executive for the Executive’s out-of-pocket expenses or actual lost wages or compensation related to such cooperation. These provisions will not apply if the Proceeding arises out of circumstances that would or are alleged to give rise to Cause.

          (c) Entire Agreement. This Agreement and the Compensation and Benefits Assurance Agreement and RSU Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

          (d) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of the Executive, personal representatives. The Executive may not assign, delegate or otherwise transfer any of the Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

          (f) Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on the earliest of the date (i) three business days after such notice is sent by registered U.S. mail, return receipt requested, (ii) one business day after receipt of confirmation if such notice is sent by facsimile, (iii) one business day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (iv) one business day after delivery of such notice in person and (v) such notice is received by that party; in each case to the appropriate address below (or to such other address as a party may designate by notice to the other party):

If to the Executive:	If to the Company:

David V. Singer	Lance, Inc.
3401 Royden Pl.	P.O. Box 32368
Charlotte, NC 28226	8600 South Boulevard
Charlotte, NC 28232
Fax: (704) 554-5562
Phone: (704) 542-8989	Phone:(704) 554-1421
Attn: Vice President—Finance

A “business day” for purposes of this Paragraph means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Charlotte, North Carolina.

          (g) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and the Executive. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

          (h) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          (i) Construction. The Paragraph headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Paragraph refers to the corresponding Paragraph of this Agreement. Any reference in this Agreement to any Schedule refers to the corresponding

Schedule attached to this Agreement and all such Schedules are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and the Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or the Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

          (j) Survival. The terms of Paragraphs 5, 6, 7, 8 and 9 will survive the expiration or termination of this Agreement for any reason.

          (k) Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

          (l) Governing Law. This Agreement will be governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction.

          (m) Jurisdiction; Venue. Each party (i) consents to the personal jurisdiction of any state or federal court located in Charlotte, North Carolina (and any corresponding appellate court) in any proceeding arising out of or relating to this Agreement or the Executive’s employment by the Company, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or the Executive’s employment by the Company in any other court.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:
/s/ David V. Singer
David V. Singer

COMPANY: Lance, Inc
By:	/s/ Earl D. Leake
Earl D. Leake
Vice President

Exhibit 10.1

Schedule 1

Compensation and Benefits Summary

Name of Executive:	David V. Singer

Social Security No.:	[Social security number not required to be disclosed]

Address:	3401 Royden Pl. Charlotte, NC 28226

Telephone Number:	(704) 542-8989

Position:	President and Chief Executive Officer

     The compensation and benefits to be provided by the Company to the Executive pursuant to the foregoing Employment Agreement are as follows:

     1. Base Salary. During the Employment Term, the Company will pay to the Executive a base salary at an annual rate of Five Hundred Thousand Dollars ($500,000) payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. Such Base Salary will be reviewed at least annually by the Board and may be increased in the sole discretion of the Board. Such Base Salary (including any increased salary authorized by the Board) may not be decreased during the Employment Term.

     2. Other Compensation and Benefits. During the Employment Term, the Executive will be entitled to the following additional compensation and benefits:

(A)	Annual bonus compensation

•	2005 annual bonus award. The bonus amount shall be determined by the Compensation Committee of the Board based on a review of the Executive’s performance during 2005; provided, however, that the bonus amount awarded for 2005 shall not be less than 100% of the Executive’s actual Base Salary paid during 2005. This amount will be paid no later than the date such amounts are paid to other executives who participate in such bonus plan.

•	Annual bonus opportunity following 2005. The Executive shall participate in the Company’s Annual Corporate Performance Incentive Plan for each year during the Employment Term beginning after December 31, 2005. The Executive’s target annual bonus opportunity under such plan shall equal 100% of the Executive’s annual Base Salary.

(B)	Annual long-term incentive compensation

•	New Hire RSU Award. The Executive is being granted an award of 300,000 Restricted Stock Units effective as of the Effective Date pursuant to the RSU Agreement between the Company and the Executive.

•	2005 long-term incentive award. In addition to amounts that may become payable under Paragraph 2(A) above, the Executive shall be awarded a target incentive under the Company’s 2005 Long-Term Incentive Plan for Officers (for the performance cycle covering the three fiscal years 2005 through 2007) in the amount of $150,000 times a fraction, the numerator of which is the number of days in the 2005-2007 performance cycle from and after the Effective Date and the denominator of which is the total number of days in the 2005-2007 performance cycle. The actual award shall be determined under the provisions of the plan and, notwithstanding any provision of the plan to the contrary, shall be payable in cash at the time such payments are made to other executives who participate in such plan.

•	Annual long-term incentive opportunity following 2005. The Executive shall have a total annual long-term incentive opportunity for each year during the Employment Term beginning after 2005 equal to 120% of the Executive’s Base Salary for the year (“the Guaranteed LTIP Amount”) , provided as follows:

—	75% of the Guaranteed LTIP Amount shall be delivered through a grant of stock options under the Company’s 2003 Key Employee Stock Plan (or any successor plan). The number of stock options shall equal (a) 75% of the Guaranteed LTIP Amount divided by (b) the per share Black-Scholes value of the stock options determined by the Company as of a date within a reasonable period of time prior to the grant date. The stock options shall be granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date and shall vest in three equal annual installments beginning on the first anniversary of the grant date. All other terms and provisions of the stock options shall be consistent with the terms and provisions of the applicable stock option plan, except to the extent otherwise provided in this Agreement or the Compensation and Benefits Assurance Agreement.

—	The remaining 25% of the Guaranteed LTIP Amount shall be a target award for the performance cycle under the Company’s Long-Term Incentive Plan for Officers beginning in the applicable year. The actual award shall be determined under the provisions of the plan based on performance during the applicable performance cycle (and resulting in an actual award ranging from 0% to 400% of the target award) and, notwithstanding any provision of the plan to the contrary, shall be payable in cash at the time such payments are made to other executives who participate in such plan.

(C)	Other Benefits

•	Automobile. The Company will furnish the Executive the use of an automobile subject to applicable Company policies and practice and will reimburse the Executive for normal gasoline and maintenance charges, subject to proper allocation of personal use for income tax purposes.

•	Club Dues. The Company will pay to the Executive an amount equal to the cost of the Executive’s membership in a country club that is located in the Charlotte, North Carolina area (exclusive of charges for personal items) and to be designated by the Executive on the Effective Date. Periodically but no less frequently than annually, the Company shall also pay to the Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Executive of all federal and state income and payroll taxes on the Gross-up Payment, the Executive retains an after-tax amount of the Gross-up Payment sufficient to meet the federal and state income and payroll tax liabilities imposed upon any payments for club membership made hereunder.

•	General Benefits. The Executive will be entitled to such other health and welfare benefits (including vacation benefits), and to participate in such pension, profit- sharing and other qualified and non-qualified retirement plans, and any other perquisites or benefits that are and have been generally made available to similarly situated executives of the Company from time to time. Except as specifically provided herein, the Executive shall not be entitled to any other fringe benefits or perquisites.

(D) Modification of Plans

The Company shall be fully entitled to make changes to its incentive, compensation and benefit plans, but such changes and amendments will not materially impair the economic value to the compensation and benefits provided to the Executive under this Agreement, including the schedule attached thereto.